EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         As independent certified public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 4, 2000, except with respect to the matters discussed in Notes 12 and 16 therein, as to which the dates are February 22, 2000 and March 10, 2000 respectively, included in the IVAX Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this Registration Statement.



Arthur Andersen LLP

Miami, Florida,
   October 13, 2000.